Exhibit 99.1

Summary of James G. Aivalis Employment Agreement

•	The Employment Agreement covers Mr. Aivalis’ employment with the Company as Chief Operating Officer from the period from January 1, 2020 through January 31, 2021.

•	Mr. Aivalis’ base salary is $325,000 on an annualized basis;

•	The Employment Agreement sets Mr. Aivalis’ bonus for 2019 service as $260,000 payable in 2020.

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Mr. Aivalis’ target incentive bonus amount for 2020 service is set as 50% of his base salary based on meeting performance objectives set by the Board of Directors, with an opportunity of receiving a stretch bonus in excess of the target amount.

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Mr. Aivalis will receive a car allowance of $750 per month, term life insurance policy and a professional network fee. Mr. Aivalis will also receive the employee benefits available to the Company’s other executive employees.

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Mr. Aivalis will receive separation benefits in the event that the Company terminates his employment without cause or Mr. Aivalis terminates his employment with Good Reason of (i) the unpaid balance of his 2019 bonus, (ii) 100% of his base salary through January 31, 2021, (iii) pro-rata amount of his target incentive bonus for 2020 based on the number of days employed in 2020 and (iv) COBRA coverage through January 31, 2021.

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If Mr. Aivalis’ employment is terminated for any reason other than death or inability to perform or the Company terminates such employment for cause, Mr. Aivalis will perform the following services following the termination of employment: (a) Mr. Aivalis will serve on the Company’s Board of Directors, subject to Board and shareholder approval, in which event he will receive the compensation paid to outside directors. If he is not selected to serve on the Board of Directors he will receive the compensation equivalent to one year’s outside director fees; (b) Mr. Aivalis will provide up to 20 hours per month for consulting services for a period of one year for a consulting fee of $12,000 per month plus participation in the Company’s health insurance benefits.

This summary of Mr. Aivalis’ employment agreement is qualified in its entirety by reference to the agreement, a copy of which is filed in Form 10-Q/A on July 2, 2020.